Exhibit 12.1
BioMed Realty Trust, Inc.
Statement of Computation of Ratios

	Year Ended December 31,
	2011	2010	2009	2008	2007

Earnings:
Add:
Income from continuing operations before noncontrolling interests and income/loss from unconsolidated joint ventures	$44,729	$39,256	$60,798	$62,563	$72,528
Amortization of interest capitalized	4,613	4,456	3,009	1,308	112
Distributions from unconsolidated joint ventures	2,428	1,374	586	687	357
Fixed charges (see below)	96,749	91,515	77,095	83,008	85,927
Subtract:
Interest capitalized	(7,568)	(5,442)	(12,405)	(42,320)	(58,132)
Total earnings	$140,951	$131,159	$129,083	$105,246	$100,792
Fixed charges:
Interest expensed, net	89,181	86,073	64,690	40,688	27,795
Interest capitalized	7,568	5,442	12,405	42,320	58,132
Total fixed charges	$96,749	$91,515	$77,095	$83,008	$85,927
Ratio of earnings to fixed charges	1.5	1.4	1.7	1.3	1.2
Ratio of earnings to fixed charges and preferred stock dividends	1.2	1.2	1.4	1.1	1.0
Preferred stock dividends	$16,033	$16,963	$16,963	$16,963	$16,868

BioMed Realty L.P.
Statement of Computation of Ratios

	Year Ended December 31,
	2011	2010	2009	2008	2007

Earnings:
Add:
Income from continuing operations before noncontrolling interests and income/loss from unconsolidated joint ventures	$44,729	$39,256	$60,798	$62,563	$72,528
Amortization of interest capitalized	4,613	4,456	3,009	1,308	112
Distributions from unconsolidated joint ventures	2,428	1,374	586	687	357
Fixed charges (see below)	96,749	91,515	77,095	83,008	85,927
Subtract:
Interest capitalized	(7,568)	(5,442)	(12,405)	(42,320)	(58,132)
Total earnings	$140,951	$131,159	$129,083	$105,246	$100,792
Fixed charges:
Interest expensed, net	89,181	86,073	64,690	40,688	27,795
Interest capitalized	7,568	5,442	12,405	42,320	58,132
Total fixed charges	$96,749	$91,515	$77,095	$83,008	$85,927
Ratio of earnings to fixed charges	1.5	1.4	1.7	1.3	1.2
Ratio of earnings to fixed charges and preferred unit distributions	1.2	1.2	1.4	1.1	1.0
Preferred unit distributions	$16,033	$16,963	$16,963	$16,963	$16,868